-------
 FORM 5                                           ------------------------------
-------                                                    OMB APPROVAL
[ ] Check this box if no longer                   ------------------------------
    subject to Section 16. Form 4                 OMB Number:          3235-0362
    or Form 5 obligations may                     Expires:  January 31, 2005
    continue. See Instruction 1(b).               Estimated average burden
                                                  hours per response.........1.0
[ ] Form 3 Holdings Reported                      ------------------------------

[ ] Form 4 Transactions Reported


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    PHELPS                            TOM                   M.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

                           2324 COUNTRY MEADOWS DRIVE
--------------------------------------------------------------------------------
                                    (Street)

   CLOVIS                             NM                   88101
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name AND Ticker or Trading Symbol

         ALAMOSA HOLDINGS, INC.  APS
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

      12/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Reporting
     (check applicable line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
________________________________________________________________________________











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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                               5.              6.
                                                                                               Amount of       Owner-
                                       2A.                      4.                             Securities      ship
                          2.           Deemed                   Securities Acquired (A) or     Beneficially    Form:      7.
                          Trans-       Execution                Disposed of (D)                Owned           Direct     Nature of
                          action       Date, if    3.          (Instr. 3, 4 and 5)             at End          (D) or     Indirect
1.                        Date         any         Transaction  -----------------------------  of Issuer's     Indirect   Beneficial
Title of Security         (Month/      (Month/     Code                     (A) or             Fiscal Year     (I)        Ownership
(Instr. 3)                Day/Year     Day/Year)   (Instr. 8)   Amount       (D)     Price    (Instr. 3 and 4) (Instr. 4) (Instr. 4)
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


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

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

     PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

                                                                          (Over)
                                                                 SEC 2270 (3-99)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
            2.                                                                                            of        Form of
            Conver-                             5.                              7.                        Deriv-    Deriv-   11.
            sion                                Number of                       Title and Amount          ative     ative    Nature
            or                                  Derivative    6.                of Underlying     8.      Secur-    Secur-   of
            Exer-             3A.               Securities    Date              Securities        Price   ities     ity      In-
            cise              Deemed            Acquired (A)  Exercisable       (Instr. 3 and 4)  of      Bene-     Direct   direct
            Price   3.        Execut-   4.      or Disposed   (Month/           ----------------  Deriv-  ficially  (D) or   Bene-
1.          of      Trans-    ion       Trans-  of (D)        Day/Year)                   Amount  ative   Owned     In-      ficial
Title of    Deriv-  action    Date, if  action  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative  ative   Date      any       Code     4 and 5)     Date     Expira-            Number  ity     of Year   (I)      ship
Security    Secur-  (Month/   (Month/   (Instr. ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Day/Year) Day/Year) 8)        (A)   (D)     cisable  Date     Title   Shares  5)      4)        4)       4)
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

Employee     $3.52   2/27/02             A      3,670         2/27/02  2/27/12  Common    3,670           3,670       D
Stock                                                                           Stock
Option
(right to
buy)
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Employee     $4.99   4/29/02             A      13,375        4/29/02  4/29/12  Common    13,375          13,375      D
Stock                                                                           Stock
Option
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee     $1.41   6/28/02             A      16,500        6/28/02  6/28/12  Common    16,500          16,500      D
Stock                                                                           Stock
Option
(right to
buy)
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
Explanation of Responses:



           /s/ TOM M. PHELPS                                     1/6/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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